SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                  TEN STIX INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

      COLORADO                                                  84-1351184
------------------------------                               ---------------
State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)

3101 Riverside Drive, Idaho Springs, CO                           80452
(Address of principal executive offices)                        (Zip Code)

                          Ten Stix Inc. 2003 Stock Plan
                 Corporate Imaging Agreement with David Keaveney
                            (Full Title of the Plan)

                                Thomas E. Sawyer
                                President and CEO
                              3101 Riverside Drive
                          Idaho Springs, Colorado 80452
                     (Name and Address of Agent For Service)

                                 (303) 567-0163
           ----------------------------------------------------------
          (Telephone Number, Including Area Code of Agent For Service)

                          Copies of Communications to:
                             George G. Chachas, Esq.
                             Wenthur & Chachas, LLP
                     4180 La Jolla Village Drive, Suite 500
                           La Jolla, California 92037
                                 (858) 457-3800

                         Calculation of Registration Fee


=================================================== ================ ======================= ======================== =============

                                                                        Proposed Maximum        Proposed Maximum        Amount Of
            Title Of Securities To Be                Amount To Be      Offering Price Per      Aggregate Offering      Registration
                    Registered                       Registered(1)          Share(2)                Price(3)              Fee(3)
--------------------------------------------------- ---------------- ----------------------- ------------------------ -------------
--------------------------------------------------- ---------------- ----------------------- ------------------------ -------------
Ten Stix Inc.  2003 Stock Plan
Common Stock, $0.001 Par Value                        15,000,000             $0.06                    $900,000            $72.81
--------------------------------------------------- ---------------- ----------------------- ------------------------ -------------
--------------------------------------------------- ---------------- ----------------------- ------------------------ -------------

Common Stock, $0.001 Par Value, to be issued
pursuant to a Corporate Imaging Agreement with
David Keaveney                                         1,500,000             $0.06                    $  90,000           $ 7.28
--------------------------------------------------- ---------------- ----------------------- ------------------------ -------------


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
                                EXPLANATORY NOTE

     Registration Statement No. 333-108851, filed with the Securities and Exchange Commission on September 16, 2003, covered (a) 15,000,000 shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), that may be issued upon exercise of options granted under the Ten Stix, Inc., 2003 Stock Plan (the "2003 Stock Plan") and (b) 1,500,000 shares of the Registrant's Common Stock that may be issued pursuant to the Corporate Imaging Agreement with David Keaveney.

     We are filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect amendments to the 2003 Stock Plan as set forth in the Amended and Restated Ten Stix, Inc. 2003 Stock Plan, as attached hereto.

     The 2003 Stock Plan was amended as follows:

          (1) The 2003 Stock Option Plan was amended to clarify that Nonqualified Stock Options can be granted under the Plan.

          (2) Section 1.9 was inserted to define Nonqualified Stock Options, which Section 1.9 reads as follows

               1.9 "Nonqualified Stock Option" means a stock option not intended to qualify as either a Qualified Stock Option or an Incentive Stock Option as those terms are defined by applicable provisions of the code.

          (3) Sections 1.10 through 1.22 of the Plan were renumbered according as a result of the insertion of Section 1.9.

          (4) Section 1.15 (formerly Section 1.14) of the Plan was amended to read as follows:

               1.15 "Performance Period" means the period of service determined by the Board, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

          (5) Sections 4.4 and 4.5 are hereby deleted from the Plan.

          (6) Section 6.5.1 of the Plan was modified to clarify the respective exercise prices for both Incentive Stock Options and Nonqualified Stock Options, which Section 6.5.1 shall read as follows:

               6.5.1 Determination of the Exercise Price. The exercise price for each option shall be determined by the Committee or Board of Directors.

                         (a) Incentive Stock Option. The exercise price share
                    for an Incentive Stock Option shall not be less than one hundred percent (100%) of the fair market value, as determined by the Committee or Board based on the recent market price of securities of the same class that are publicly traded. No Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code (a "Ten Percent Owner Optionee") shall have an exercise price per share less than one hundred ten percent (110%) of the fair market value, as determined by the Committee or Board, of a share of Stock on the date of granting of the Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of Section 424(a) of the Code.

                         (b) Nonqualified Stock Option. The exercise price of a
                    Nonqualified Stock Option shall not be less than eighty five percent (85%) of the fair market value of a Share of the Company on the date the option is granted; provided, however, that the exercise price of a Nonqualified Stock Option granted to an individual who owns stock possessing more than ten percent (10%) of the combined voting power of the Company, its parent, or subsidiaries shall not be less than one hundred ten percent (110%) of the fair market value of a Share of the Company on the date the option is granted. The fair market value of each Nonqualified Stock Option shall be determined by the Board based on the recent market price of securities of the same class that are publicly traded.

Item 8. Exhibits.

         Exhibit
         4.3      Amended and Restated Ten Stix Inc. 2003 Stock Plan;

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. No. 333-108851, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Idaho Springs, State of Colorado on the date written below.

                                             TEN STIX INC.
                                             A Colorado Corporation



Dated: April 9, 2004                         /s/ Thomas E. Sawyer
                                             ---------------------------------
                                             By:  Thomas E. Sawyer
                                             Its: President, Treasurer and
                                                  Chief Executive Officer




Dated: April 9, 2004                         /s/ Tony A. Cranford
                                             ----------------------------------
                                             By:  Tony A. Cranford
                                             Its:  Vice President and Secretary


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